Exhibit 99.1


  Star Gas Partners, L.P. Reports 2004 Fiscal First Quarter Results;
                 Declares First Quarter Distribution

   STAMFORD, Conn.--(BUSINESS WIRE)--Jan. 29, 2004--Star Gas
Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU) (NYSE:SGH), a diversified home energy distributor and services provider specializing in heating oil, propane, natural gas and electricity, today reported results for the fiscal 2004 first quarter ended December 31, 2003. Star also declared its $0.575 per unit Minimum Quarterly Distribution on all units for the quarter ended December 31, 2003, payable on February 13, 2004 to unitholders of record as of February 9, 2004.
   For the three months ended December 31, 2003, Star's sales increased 12.7% to a record $434 million, from $385 million in the first quarter of fiscal 2003. This was due to both higher energy prices and increased volume as the Partnership's acquisition program more than offset weather that was 10% warmer than the relatively cold first quarter in fiscal 2003.
   Operating income for the three months ended December 31, 2003 increased 8.4% to $31.9 million, from $29.4 million for the comparable period in fiscal 2003, despite the first quarter's warmer weather. This was primarily due to: a) the contribution from 12 acquisitions with annual volume of 113 million gallons completed since October 1, 2002; b) heating oil and propane gross profit margins increasing 1.5 cents per gallon; and, c) improved operating expenses and revenues from related products and services resulting from the heating oil division's Business Process Improvement Program. These increases were partially offset by the impact of warm weather.
   Net income for the three months ended December 31, 2003 increased 20.4% to $19.3 million, from $16.0 million in the comparable period last year. This was primarily due to the operating income increase referred to above, as well as the adoption in Fiscal 2003 of SFAS No. 142 relating to accounting for goodwill and other intangibles which reduced last year's first quarter net income by $3.9 million, offset during this year's fiscal quarter by an increase in interest expense of $2.5 million. Diluted net income per limited partner unit increased to $0.56, from $0.49 per unit in the comparable period in fiscal 2003. Diluted income per limited partner unit before the impact of SFAS No. 142 was $0.61 for the quarter ended December 31, 2002.
   EBITDA for the fiscal 2004 first quarter increased by 21% to $46.4 million, from $38.4 million in the comparable period last year. This EBITDA increase was primarily attributable to the improvement in Star's operating performance and acquisitions, which more than offset the warmer temperatures. The quarter-to-quarter comparison was also impacted by the adoption of SFAS No. 142, which reduced EBITDA by $3.9 million in the fiscal 2003 first quarter.
   Star also announced the acquisition of two propane companies with 2,400 customer accounts between them and an aggregate annual volume of
1.0 million gallons.
   In commenting on Star's fiscal 2004 first quarter performance, Chairman Irik P. Sevin stated: "We are extremely pleased with this quarter's results as operating income increased approximately 8% despite weather that was 10% warmer than last year and 4% warmer than normal, as reported by the National Oceanic and Atmospheric Administration. This performance resulted primarily from the following three factors: First, the Partnership successfully continues its active but disciplined acquisition program. In fiscal 2003, the Partnership acquired ten companies representing an aggregate of 112 million gallons. Since most of this volume was acquired subsequent to last year's winter heating season, these acquisitions are having a positive effect on fiscal 2004 results, as compared to fiscal 2003. Second, Star was able to continue the expansion, in both the propane and home heating oil segments' per gallon gross profit margins, despite historically high energy prices. Third, for over five years, we have been developing and implementing the heating oil division's Business Process Improvement Program, which was designed to capitalize on that operation's size advantage within the highly fragmented home heating oil industry. While the full benefits of that program have yet to be realized, we are pleased that the Partnership began to achieve some tangible benefits in the first quarter of 2004."
   Mr. Sevin added: "We are also pleased that Star was able to improve its liquidity, most recently through the sale of $35 million of long-term notes in January 2004. This offering was executed at approximately 2.25% below the yield on Star's last public note issuance, indicating the public debt markets' favorable view of the Partnership's performance. The proceeds of the offering will be used to repay $18.3 million in note amortizations for fiscal 2004 and amounts borrowed under Star's $100 million bank term loan facilities. As a result of the offering, Star will have approximately $35.0 million outstanding under those facilities leaving $65.0 million available for future uses."
   Star Gas Partners, L.P., is a leading distributor of home heating oil, propane and deregulated natural gas and electricity. The Partnership is the nation's largest retail distributor of home heating oil and the nation's seventh largest retail propane distributor. Star, through its wholly owned subsidiary Total Gas & Electric, also sells natural gas and electricity in the Northeast, Mid-Atlantic and Florida.

   This news announcement contains certain forward-looking information that is subject to certain risks and uncertainties as indicated from time-to-time in the Partnership's 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Included risks and uncertainties are the effects of the weather on the Partnership's financial results, competitive and propane and heating oil pricing pressures and other factors impacting the propane, home heating oil, natural gas and electricity distribution industries.

               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER DATA
                 (in thousands, except per unit data)
                              (unaudited)

                                               Three Months Ended
                                                  December 31,
                                           ---------------------------
                                               2003           2002
                                           ------------   ------------
Sales                                      $   433,862    $   384,980
Costs and expenses:
  Cost of sales                                294,032        255,347
  Operating expenses                            93,404         87,363
  Depreciation and amortization expenses        14,545         12,848
                                           ------------   ------------
     Operating income                           31,881         29,422
Interest expense, net                          (10,894)        (8,370)
Amortization of debt issuance costs             (1,269)          (437)
                                           ------------   ------------
     Income before income taxes and
      cumulative effect of change in
      accounting principle                      19,718         20,615
Income tax expense                                 406            675
                                           ------------   ------------
     Income before cumulative effect of
      change in accounting principle            19,312         19,940
Cumulative effect of change in accounting
 principle for adoption of SFAS No. 142              -         (3,901)
                                           ------------   ------------
     Net income                            $    19,312    $    16,039
                                           ============   ============

General Partner's interest in net income   $       194    $       159
                                           ============   ============
Limited Partners' interest in net income   $    19,118    $    15,880
                                           ============   ============

Limited Partners' interest in net income
 per Limited Partner unit:
  Basic                                    $       .56    $       .49
                                           ============   ============
  Diluted                                  $       .56    $       .49
                                           ============   ============

Basic weighted average number of Limited
 Partner units outstanding                      34,158         32,449
                                           ============   ============
Diluted number of Limited Partner units         34,158         32,564
                                           ============   ============

               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                          SUPPLEMENTARY DATA
                            (in thousands)
                              (unaudited)


    Earnings before interest, taxes, depreciation and amortization
(EBITDA)

    The Partnership uses EBITDA as a measure of liquidity and it is being included because the Partnership believes that it provides investors and industry analysts with additional information to evaluate the Partnership's ability to pay quarterly distributions. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by the Partnership excludes some, but not all of the items that affect net income/(loss), it may not be comparable to EBITDA or similarly titled measures used by other companies. The following table sets forth (i) the calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to cash provided by operating activities:


                                               Three Months Ended
                                                  December 31,
                                           ---------------------------
                                               2003           2002
                                           ------------   ------------

Net income                                 $    19,312    $    16,039
Plus:
  Income tax expense                               406            675
  Amortization of debt issuance costs            1,269            437
  Interest expense, net                         10,894          8,370
  Depreciation and amortization                 14,545         12,848
                                           ------------   ------------
     EBITDA                                     46,426         38,369

Add/(subtract)
  Income tax expense                              (406)          (675)
  Interest expense, net                        (10,894)        (8,370)
  Unit compensation expense                         52            472
  Provision for losses on accounts
   receivable                                    1,555          1,383
  Gain on sale of fixed assets                     (84)           (16)
  Cumulative effect of change in accounting
   principle for the adoption of SFAS No.
   142                                               -          3,901
  Change in operating assets and
   liabilities                                 (72,303)       (81,812)
                                           ------------   ------------

     Net cash used in operating activities $   (35,654)   $   (46,748)
                                           ============   ============

Total gallons sold                             230,074        221,591
                                           ------------   ------------

               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                             Dec. 31,      Sept. 30,
                                               2003           2003
                                           ------------   ------------
                                           (unaudited)
ASSETS
Current assets
  Cash and cash equivalents                $    14,241    $    10,111
  Receivables, net of allowance of $10,043
   and $9,560, respectively                    189,430        105,639
  Inventories                                   62,890         42,391
  Prepaid expenses and other current assets     44,989         52,968
                                           ------------   ------------
     Total current assets                      311,550        211,109
                                           ------------   ------------

Property and equipment, net                    259,207        262,301
Long-term portion of accounts receivables        7,806          7,145
Goodwill                                       278,857        278,857
Intangibles, net                               194,368        201,784
Deferred charges and other assets, net          17,799         14,414
                                           ------------   ------------
     Total Assets                          $ 1,069,587    $   975,610
                                           ============   ============
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
  Accounts payable                         $    53,782    $    31,026
  Working capital facility borrowings           78,500         12,000
  Current maturities of long-term debt          21,571         22,847
  Accrued expenses                              88,221         83,197
  Unearned service contract revenue             36,941         32,036
  Customer credit balances                      62,354         77,558
                                           ------------   ------------
     Total current liabilities                 341,369        258,664
                                           ------------   ------------

Long-term debt                                 501,845        499,341
Other long-term liabilities                     27,575         27,829

Partners' Capital (Deficit)
  Common unitholders                           210,071        210,636
  Subordinated unitholders                          39            (57)
  General partner                               (3,075)        (3,082)
  Accumulated other comprehensive loss          (8,237)       (17,721)
                                           ------------   ------------
     Total Partners' Capital                   198,798        189,776
                                           ------------   ------------

     Total Liabilities and Partners'
      Capital                              $ 1,069,587    $   975,610
                                           ============   ============


    CONTACT: Star Gas Partners, L.P., Stamford
             Richard F. Ambury, 203-328-7300
                 or
             Jaffoni & Collins Incorporated, New York
             Robert L. Rinderman or Purdy Tran, 212-835-8500
             SGU@jcir.com